AMENDMENT NO. 5
TO
ASSET ACQUISITION AGREEMENT
AND
PLAN OF REORGANIZATION

THIS AMENDMENT NO. 5 TO THE ASSET ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is made and entered into this 18th day of July, 2007, by and between Tandem Energy Corporation, a Colorado corporation (“Seller”), Platinum Energy Resources, Inc., a Delaware corporation (“Platinum”), and PER Acquisition Corp., a Delaware corporation (“Buyer”).

BACKGROUND

The parties have entered into that certain Asset Acquisition Agreement and Plan of Reorganization dated October 4, 2006, as amended by Amendment No. 1 to the Asset Acquisition Agreement and Plan of Reorganization, dated December 6, 2006, Amendment No. 2 to the Asset Acquisition Agreement and Plan of Reorganization, dated February 9, 2007, Amendment No. 3 to the Asset Acquisition Agreement and Plan of Reorganization, dated March 29, 2007, and Amendment No. 4 to the Asset Acquisition Agreement and Plan of Reorganization, dated June 1, 2007 (as amended, the “Agreement”), which provides for the acquisition by Buyer of all of the assets of Seller and the assumption by Buyer of substantially all of the liabilities of Seller. Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Agreement.

The parties desire to amend the provisions of the Agreement on the terms and conditions set forth herein.

TERMS AND CONDITIONS

In consideration of the mutual benefits to be derived from this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. The reference in Section 7.01(b) of the Agreement to “June 30, 2007” is hereby deleted and “August 31, 2007” is substituted in its place.

2. Section 5.15 of the Agreement is hereby deleted in its entirety and the following is substituted in its place:

5.15 Management Matters. On or before the Closing Date, Platinum shall amend its bylaws to provide that the Chairman of the Board is the most senior officer of Platinum with ultimate authority for decisions relating to the general management and control of the affairs and business of Platinum, and on the Closing Date, Platinum shall enter into an employment agreement to be negotiated in good faith with Tim G. Culp providing for, among other things, the employment of Tim G. Culp as Platinum’s Chairman of the Board for an initial period of not less than two years. On the Closing Date, Buyer shall enter into employment agreements consistent with their respective written offers of employment and to be negotiated in good faith with Messrs. Michael G. Cunningham, Todd Yocham and Toben Scott providing for, among other things, the employment of Messrs. Cunningham, Yocham and Scott by Buyer for a period of not less than two years. On the Closing Date, Platinum shall elect Tim G. Culp as a Class C Director on the Board of Platinum and an individual recommended by Tim G. Culp to be an independent member of the board (which individual shall be “independent” within the meaning of the NASDAQ Corporate Governance Rules) as a Class A Director on the Board of Platinum, each filling the existing vacancies in their respective Classes. For so long as Tim G. Culp shall own at least one percent (1%) of the outstanding shares of Platinum, to the extent permitted by applicable law and corporate governance rules, Platinum shall (i) cause Tim G. Culp to be nominated to the board as a Class C Director and submitted for election by the shareholders of Platinum and (ii) cause an individual recommended by Tim G. Culp to be an independent member of the board (which nominee shall be “independent” within the meaning of the NASDAQ Corporate Governance Rules) to be nominated to the board as a Class A Director and submitted for election by the shareholders of Platinum.

3. Except as set forth above, the remaining terms and conditions of the Agreement shall not be amended by this Amendment and shall remain in full force and effect, and binding in accordance with their respective terms.

4. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one and the same instrument.

SIGNATURES

To evidence the binding effect of the foregoing terms and condition, the parties have caused their respective duly authorized representative to execute and deliver this Amendment on the date first above written.

Seller: TANDEM ENERGY CORPORATION
By:	/s/ Tim G. Culp Tim G. Culp, President

Platinum: PLATINUM ENERGY RESOURCES, INC.
By:	/s/ Mark Nordlicht Mark Nordlicht, Chairman

Buyer: PER ACQUISITION CORPORATION
By:	/s/ Mark Nordlicht Mark Nordlicht President

CONTROL PERSON AGREEMENT

The following persons hereby acknowledge that (i) they are the Control Persons defined in the Agreement described in the Amendment, and (ii) they are executing and delivering this Control Person Agreement in their individual capacities to consent to the amendments to the Agreement contained in the foregoing Amendment.

/s/ Tim G. Culp Tim G. Culp /s/ Jack A. Chambers Jack A. Chambers /s/ Michael G. Cunningham Michael G. Cunningham /s/ Todd M. Yocham Todd M. Yocham